Exhibit 10.1

EXCLUSIVE DISTRIBUTION and LICENSING AGREEMENT

THIS AGREEMENT is made and effective as of November 19, 2019 (the “effective date”) by and between BgreeN Partners, Inc., a California Corporation (hereinafter referred to as “Supplier”), and Vet Online Supply Inc., a Florida Corporation (hereinafter referred to as “Exclusive Distributor”).

RECITALS

This Agreement is entered into in view of the facts and under the circumstances set forth below:

1.	Supplier is engaged in the manufacture and sale of a certain product specified below in Section II, paragraph 1 and further in Exhibit A (hereinafter further defined as the “Product”).

2.	Distributor desires to act as a “Private-Label” distributor for Supplier’s product which will be produced under a private label, specifically for Distributor.

3.	Distributor accepts the terms and conditions of this Agreement as governing its distribution agreement with Supplier.

4.	The Supplier and Vet Online Supply Inc. acknowledge that upon consummation of the transaction contemplated hereunder said Agreement, Supplier will assign the License, and provide the manufactured product, valued at Four Million Dollars ($4,000,000). As consideration for the Licensing Fee during a 5 year term. Vet Online Supply Inc. shall issue, or cause to be issued Four Hundred Thousand (400,000) shares of Series A Preferred Stock (“Shares”) at a value of $10 per share and PAR (.001) of Vet Online Supply Inc., a Florida corporation (“Company”, “VTNL”). Supplier and Vet Online Supply Inc. have agreed to designate the stock in in the name of Optempus Investments, LLC a California LLC, which owns Bgreen Partners Inc.

APPOINTMENT

1.	Product Definition: The Product is defined in Exhibit A, and includes CBD Extraction Equipment in commercial and private cannabis industries.

2.	Appointment for Use in Commercial and Private Agricultural Industries: Supplier hereby appoints Distributor as a “Private-Label” distributor for the sale, marketing, promotion, and distribution of the Product; and Supplier hereby grants to Distributor, and Distributor hereby accepts, subject to the provisions of the Agreement, the right to sell the Product created under this Agreement.

3.	Right to Appoint Sub-Distributors: Supplier’s appointment of Distributor for the Product includes the right of Distributor to appoint sub-distributors and/or dealers, as is deemed appropriate, in its sole discretion, to carry out the purpose of this Agreement, so as long as the Supplier has not been previously engaged with any sub-distributor.

4.	Responsibilities of Distributor:

a.	Supplier shall have primary responsibility for the design and production of the Product. Supplier shall also have primary responsibility for the approval, at the Distributor’s cost, the design and production of all collateral marketing material. Supplier shall have final review of all label and marketing material content.

b.	Distributor shall have primary responsibility for and shall devote its best efforts to the distribution, sale, marketing, promotion, and maintenance of the Product. In furtherance of the foregoing responsibilities of Distributor, but not limited thereof, Distributor agrees that:

i.	Distributor will use its best efforts to develop demand for and sell the Product and will maintain an adequate sales organization and other facilities sufficient therefore;

ii.	Distributor will provide prompt handling of all inquiries, orders, and shipments; however, the Supplier will respect and not market any of the Distributor’s buyers during the term of this Agreement. A buyer is an entity that has submitted a purchase order to the Distributor.

iii.	Distributor will follow up and contact any prospective leads which are referred to the Distributor; and

iv.	Distributor will deliver the Product so as to meet the reasonably anticipated needs of its customers during the term of this Agreement.

c.	Distributor shall keep Supplier informed of its activities in connection with the distribution, sale, marketing, and promotion, servicing, and maintenance of the Product, including requirements of existing and potential customers. Distributor shall further keep Supplier informed as to all matters known to it which are likely to affect sales of the Product and Distributor’s other activities in connection therewith, including, but not limited to, the activities of competitors and government regulations which might affect sales of the Product.

5.	Responsibilities of Supplier

a.	Supplier shall apply its best efforts to fulfill all orders received from Distributor for the Product.

b.	Distributor acknowledges that it is satisfied with the quality of the Product, and Supplier agrees to maintain its present standards of quality of the Product sold to Distributor hereunder.

c.	Supplier may alter the formula or specifications for the Product covered by this Agreement and will obtain written acknowledgement from the Distributor.

TERM; TERMINATION

1.	Term; Extension: Subject to the provisions set forth below regarding termination, the initial term of this Agreement shall be five (5) years from the effective date. Subject also to the termination provisions set forth below, the term of this Agreement will be extended automatically on the yearly anniversary of the Agreement for another five (5) year periods, unless Distributor provides written notice to the Supplier at least six (6) months prior to the expiration of the initial term or any extension thereof of its intent not to renew the Agreement.

2.	Termination: Without prejudice to any accrued rights and /or liabilities between the parties, a party shall have the right to terminate this Agreement prior to its expiration in accordance with the following provisions:

a.	Following the initial five year term, Distributor may terminate this Agreement without cause upon six (6) months written notice to the other party.

b.	If either party hereto goes into liquidation, voluntary or otherwise, or goes into bankruptcy or makes an assignment for the benefit of creditors or in the event of a receiver being appointed for its property or any part thereof, this Agreement shall terminate forthwith.

c.	If either party shall commit any substantial breach of this Agreement which has not been remedied within thirty (30) days after written notice thereof has been given by the other party, the non-breaching party shall be entitled to give a written notice to terminate this Agreement and this Agreement shall terminate thirty (30) days after the date of such notice of termination.

3.	Rights and Obligations Upon Expiration of Termination: Upon the expiration or early termination of this Agreement for any reason:

a.	Distributor shall cease representing itself as a distributor of the Product or any of Supplier’s products, and shall promptly return to Supplier all information, literature, documents and/or materials supplied by Supplier relating to the Product.

b.	Distributor agrees to cooperate with Supplier in referring inquiries Distributor receives regarding the Product to Supplier or to such other person or party that Supplier may designate.

c.	If this Agreement is terminated for cause, the terminating party shall have the option to cancel any outstanding purchase orders accepted prior to the effective date of termination, and unless cancelled, such purchase orders shall be filled and completed, notwithstanding that deliveries may occur after termination.

d.	Supplier agrees to continue to render all necessary aid and assistance to Distributor in order to enable Distributor to fulfill service and upgrading obligations to buyers of the Product from or through Distributor outstanding at the time of any such expiration or early termination.

4.	No Prejudice To Rights: Early termination of this Agreement by either party shall be without prejudice to any rights or claims which it may have against the other party, or which may have accrued prior to date of termination, including, but not limited to, the right to recover any and all payments or damages which are due or have accrued prior to such termination; nor shall termination by either party be deemed to be the terminating party’s sole or exclusive remedy for a breach hereof by the other party.

PURCHASE ORDERS

1.	Purchase Orders: Any and all purchases of the Product shall be initiated by a purchase order duly issued to Supplier by Distributor or its authorized purchasing agent. Each such purchase order shall, at least, specify (i) the quantity of the Product being ordered; and (ii) the required delivery dates thereof.

a.	Distributor agrees to pre-pay 100% of the amount of purchase order at the time the order is placed with Supplier. The balance of the order, if any, shall be paid to Supplier at the time the Product has been received by Distributor.

2.	Cancellation of Orders: Distributor shall have the right hereunder to cancel any purchase orders after their acceptance by Supplier but prior to the Supplier ordering any supplies or manufacturing of said product. Distributor agrees to forfeit any deposit, less any mitigating offset, if cancellation occurs.

3.	Governing Terms and Conditions: The terms and conditions set forth herein shall control all purchases hereunder. It is expressly agreed that nothing contained in Distributor’s purchase order forms shall apply if inconsistent with or in addition to the terms and conditions herein. In the event of a conflict between any term or condition contained in this Agreement and Distributor’s orders, the term or condition herein shall govern.

PACKAGING; TRANSFER OF TITLE; DELIVERY; ACCEPTANCE

1.	Packaging: All Product shipped hereunder to Distributor shall be packaged by Supplier in standard shipping cartons provided by Distributor for transport to Distributor or Distributor’s designation of delivery pursuant a Bill of Laden.

2.	Transfer of Title and Risk of Loss: Title and the risk of loss and damage to all Product purchased hereunder shall pass to Distributor upon Supplier’s delivery thereof to Distributor’s designated destination in the United States. Distributor is obligated to provide any insurance required to protect the delivery of said product.

3.	Acceptance: Distributor shall inspect all Products hereunder promptly upon receipt thereof or prior to shipment at the Supplier’s facility. Distributor may reject any units which fail in any significant respect to meet Supplier’s applicable specifications as specified in Exhibit A. Distributor shall provide prompt notice of rejection to Supplier. Portions of a quantity of the Product not rejected by written notification to Supplier within fifteen (15) days of receipt shall be deemed to have been accepted by Distributor.

FORCE MAJEURE

1.	Neither Distributor nor the Supplier shall be considered in default or liable for any delay or failure to perform its obligations under this Agreement if such delay or failure arises directly or indirectly out of any acts of God, any government in its sovereign capacity, fires, floods, epidemics, quarantine, restrictions, strikes, freight embargoes, shortages of components or materials, and unusually severe weather, but in every case, the delays must be beyond the control and without the fault or negligence of the party claiming relief under this provision. Any obligation of Distributor or Supplier under this Agreement will be postponed until the cause underlying the force majeure has been eliminated at which time the obligation will again be in effect. Any loss of time occasioned by the force majeure will not be held against the party who was unable to comply with its obligations under this Agreement because of the force majeure. The party claiming relief pursuant to this Article shall notify the other party in writing promptly of the relief so claimed hereunder, and shall present such facts within its possession as will reasonably indicate to the other party the interval which it, in good faith, deems to be necessary to correct such circumstances.

WARRANTIES

1.	Neither the execution and delivery of this Agreement nor the consummation of the actions contemplated herein by Supplier will violate any laws, statues, ordinances, regulations, decrees, judgment, and orders including, without limitation, all international and all federal, state, and local laws, rules and regulations of the United States with respect to consumer health, safety and protection, employment practices and benefits, terms and conditions of employment, health and safety, building and zoning, environmental protection and corrupt practices (collectively “Laws”) binding upon Supplier.

2.	Supplier has the full and unrestricted right, power, and authority to enter into and perform the terms, covenants, and conditions of this Agreement and to be bound thereby during the entire term of this Agreement (including the selling off of applicable inventory). This agreement constitutes a legal, valid, and binding obligation of Supplier, and is enforceable against Supplier in accordance with its terms.

3.	Supplier warrants that no consent, approval, or authorization of, or filing or registration with, any governmental agency or third party is required of Supplier in connection with the execution, delivery, and performance of this Agreement by Supplier.

4.	No representations or warranties of Supplier contained in this Agreement, and no other information provided by Supplier to the Distributor or Distributor’s agents or representatives, contains or will contain an entry statement or material facts, or omits or will omit to state a material fact necessary to make the statements therein not misleading.

5.	Distributor agrees that, with respect to its resale of the Product, Distributor shall give or make no other or different warranty or representation as to quality, merchantability, fitness, or other feature of the Product other than as may be made by Supplier in writing. Distributor shall not furnish or make any additional warranty without the prior written consent of Supplier.

INDEMNIFICATION; INSURANCE

1.	Indemnification by Supplier: Supplier agrees to indemnify Distributor and to hold Distributor, its officers, directors, and employees harmless from and against any and all losses, costs, damages, expenses, or liability, including attorney’s fees and costs of suit, resulting from or relating to (i) claims by any other party resulting directly or indirectly from any breach of this Agreement by Supplier; (ii) any acts, omissions, misrepresentations, warranties, covenants, or obligations hereunder made or committed by Supplier, or its employees or agents; or (iii) alleged infringement of any rights of others, whether in the form of distribution rights, patent rights, or any other rights of third parties, by reason of Distributor’s exercise of the rights granted by Supplier hereunder, unless and except if such loss, cost, damage, expense, or liability is proximately caused by the negligence of Distributor, or its agents or employees, and provided that Distributor shall have given prompt notice in writing to Supplier of any such claim against it as well as the bringing, or any threat of the bringing, or any such suit, that Distributor shall have permitted Supplier by its counsel to participate in the defense or settlement of the claim or suit and that Distributor shall not have settled any such claim or suit without the prior written consent of Supplier.

2.	Insurance: Each party agrees to maintain in effect at all times during the term of this Agreement, product liability insurance for its own benefit covering the Product, with policy limits deemed reasonable and prudent for a business similarly situated to such party.

3.	Representation: The parties each represent that there are no representatives or warranties, expressed or implied, relied upon by either party as an inducement to entering into this Agreement except as herein stated.

TRADEMARKS

1.	Supplier agrees that any and all trademarks, brand names, and/or logos that are created by Distributor during the term of this Agreement shall be the sole property of Distributor. These trademarks, brand names, and /or logos may not be used, sold, traded, assigned, or transferred without the express written permission of Distributor. In the event that this Agreement shall be terminated, then any such trademarks, brand names, and/or logos shall remain the sole property of Distributor and may not be used, sold, traded, assigned, or transferred without the express permission of Distributor.

PATENTS

1.	Supplier represents that, as of the effective date hereof, it is not aware of any third party patents which may by infringed by the Product and that no third party claims of infringement have been heretofore made against it. Should a third party allege infringement of any intellectual property rights due to Distributor’s exercise of any rights under this Agreement, Supplier shall promptly obtain for Distributor the right to continue exercising such right or rights.

CONFIDENTIALITY; INFORMATION

1.	Confidentiality: Supplier and Distributor each agree to keep and maintain in full confidence all information of a confidential or proprietary nature, including, but not limited to, technical information and data learned in connection with the use of the Product and its sale which each receives or learns from the other. Neither party, without the express written consent of the other party, shall disclose any such proprietary or confidential information to a third party, except to the extent required by applicable law or government regulation. Notwithstanding the foregoing, Supplier may freely disseminate to its other distributors any information received from Distributor relating to the Product or its use or sale, subject to a corresponding obligation on the part of such distributors to maintain the confidentiality of any such information that is proprietary or confidential. The provisions of this Paragraph shall survive the termination of this Agreement for any reason whatsoever, except with respect to information which shall become generally known to the public other than through a willful or negligent act or omission of one of the parties hereto.

2.	Exchange of Information: During the term of this Agreement, Supplier agrees to furnish Distributor with available sales, marketing, technical, advertising and other information relating to the Product in order to aid Distributor in soliciting orders for the Product. Distributor and Supplier shall cooperate regarding the exchange of information, including conferences and visits by their respective personnel subject, however, to prior written agreement among the parties with respect to the other’s personnel, the length of their respective visits and the manner in which travel and other expenses of such personnel shall be borne. Subject to the provisions of the immediately preceding Paragraph, Distributor, and Supplier shall exchange freely and fully all available information relating to the Product, including information relative to prices and information likely to have an effect on the marketing and sale of the Product by Distributor.

RELATIONSHIP OF THE PARTIES

1.	Anything to the contrary in this Agreement notwithstanding, nothing herein contained shall be construed as authorizing either party hereto to act as agent for the other party hereto for any purposes whatsoever, nor to constitute or to establish any agency relationship or co-partnership between the parties hereto for any purposes whatsoever. Furthermore, neither party hereto shall, in the name of or on behalf of the other party hereto, make, undertake, or accept any promises, warranties, guarantees, or representations of any kind or participate in the negotiation or conclusion of any contracts, and neither party hereto shall be bound by or be liable to any third party for any act or omission of the other party hereto or for any obligation or debt incurred by such other party hereto. The relationship between Supplier and Distributor pursuant to this Agreement is and shall be that of independent contractors.

GOVERNING LAW; ARBITRATION

1.	Governing Law: This Agreement, including its interpretation, performance, and enforcement, shall be governed by and constructed in accordance with the laws of the State of California.

2.	Arbitration: Any claim, dispute, disagreement, or controversy which arises between the parties hereto out of or relating to the performance of this Agreement or the breach of any of the terms or conditions set forth herein, or which in any way relates or arises from this Agreement, including any claim based on contract, tort, or statute, and which is not otherwise be resolved by amicable agreement between the parties, shall be resolved exclusively by an arbitration to be held in California or such other city as the parties mutually agree upon and initiated in accordance with the rules of conciliation and arbitration of the American Arbitration Association. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. The prevailing party shall be entitled to recover from the losing party all fee and expenses incurred by the prevailing party in connection with the Arbitration, including reasonable attorney’s fees and the fees of the arbitrator. Judgment upon any aware of the arbitrator may be entered in any State or Federal court having jurisdiction thereof. The parties intend this agreement to arbitrate to be valid, enforceable, and irrevocable.

ASSIGNMENT AND SUCCESSORS

1.	Assignment: Distributor may not, in any manner, directly or indirectly, by way of assignment or otherwise, transfer or otherwise dispose of any rights or delegate any obligations under this Agreement without the prior written consent of Supplier. Any attempt to assign any of the rights or obligations created by this Agreement without such consent shall be null and void. Notwithstanding the foregoing provisions of this Paragraph, this Agreement may be transferred and assigned by Distributor to another entity which is acquiring all or substantially all of the Distributor business, including all or substantially all of its corporate stock or assets. Supplier shall not, in any manner, directly or indirectly, by way of assignment or otherwise, transfer or otherwise dispose of any rights or delegate any obligations under this Agreement without the prior written consent of Distributor.

2.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and legal representatives.

GENERAL PROVISIONS

1.	Entire Agreement: This Agreement constitutes the entire agreement, and supersedes any and all other understandings and agreements between the parties with respect to the subject matter thereof; and no representation, statements or promise not contained herein shall be binding on either party. This Agreement may be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of Distributor and Supplier and shall not be supplemented or modified by any course of dealing or trade usage. Variance from or additions to the terms and conditions of this Agreement in any purchase order or other written notification from Distributor will be of no effect. The term “this Agreement” as used herein includes any applicable Exhibit, attachments, or future written amendments made in accordance herewith.

2.	Survival: All obligations and duties which by their nature survive the expiration or termination of this Agreement shall remain in effect beyond any expiration or termination.

3.	Notice: Any notice, request, instructions, or other document deemed by either of the parties hereto to be necessary or desirable to be given to the other party hereto shall be in writing and shall be sent by facsimile, telegraphed, telexed, emailed, delivered personally, delivered by express courier such as DHL, or mailed by registered mail or certified mail, postage prepaid, with return receipt requested.

The persons and addresses may be changed from time to time by a notice sent. If notice is given by personal delivery in accordance with the provisions of this Paragraph, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Paragraph, said notice shall be conclusively deemed given seven (7) days after the deposit thereof in the mail of sender’s jurisdiction. If notice is given by express courier, facsimile, telegraph, telex, or email in accordance with the provisions of this Paragraph, such notice shall be conclusively deemed given at the time that the currier or transmitting agent shall confirm delivery or transmission thereof to the addressee.

4.	Non-Waiver: No delay or omission or failure to exercise any right or remedy provided for herein shall be deemed to be a waiver thereof or acquiescence to any subsequent event giving rise to such right or remedy, but every such right and remedy may be exercised from time to time and as often as may be deemed expedient by the party exercising such right or remedy, regardless of any prior delay or omission or failure to exercise the same right or remedy hereunder.

5.	Severability: Any provision of this Agreement which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Paragraph, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant is deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to ender the modified covenant valid, legal, and enforceable.

6.	Headings: The Article and Paragraph Headings used herein are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer; nor shall such headings be constructed to broaden or narrow such provisions.

IN WITNESS WHEREOF, the parties, intending to be hereby, have caused this Agreement to be executed by their duly authorized representatives, on the dates indicated below.

Agreed to:
BgreeN Partners, Inc.

Dated:	11-19-2019	By:
President

Agreed to:
Vet Online Supply Inc.

Dated:	11-19-2019	By:
CEO

VERTICAL AGRICULTURAL GROW FACILITY

FOR MEDICAL USE ONLY • FOR MEDICAL USE ONLY • FOR MEDICAL USE ONLY
ADVANCE MEDICAL PODS
A secured, self-contained hydroponic growing environment supporting limitless medical grade growing capabilities. Environments are designed with medical precision and monitoring capability to ensure the highest possible standardized quality of Medical grade Cannabis.
MEDICAL MARIJUANA INC
SOLUTIONS FOR AN EMERGING INDUSTRY
PODS to PARTNERS
Positioned as both a wholesaler and a distributor, amassing over 2000 strands of Marijuana while simultaneously positioning ourselves to be the largest grower in California. Ability to secure wholesale price and volumes allowing us to pre-sell specified strains prior to harvesting.
SEED to FINAL SALE
An Agricultural ecosystem with technologically advanced production capabilities. Comprehensive supply chain providing highest quality Medical grade Cannabis.
+CBDoil

Advanced Medical Pods – Streaming Deals

MEDICAL CANNABIS STREAMING DEAL

		TOTAL	TOTAL	TOTAL
Advanced Nutrients	200	$28,800,000	$38,400,000	$57,600,000
Brass Knuckles	20	$2,880,000	$3,840,000	$5,760,000
Kushy Boys	*20*	$2,880,000	$3,840,000	$5,760,000
Lux	*20*	$2,272,000	$3,840,000	$5,760,000
Bloom	20	$1,920,000	$3,840,000	$5,760,000
Ocean Green	20	$1,920,000	$3,840,000	$5,760,000
TOTAL	**300**	**$40,672,000**	**$57,600,000**	**$86,400,000**

TOTAL GROSS REVENUES

Advanced Nutrients	200	$28,800,000	$38,400,000	$57,600,000
Brass Knuckles	20	$2,880,000	$3,840,000	$5,760,000
Kushy Boys	*20*	$2,880,000	$3,840,000	$5,760,000
Lux	*20*	$2,272,000	$3,840,000	$5,760,000
Bloom	20	$1,920,000	$3,840,000	$5,760,000
Ocean Green	20	$1,920,000	$3,840,000	$5,760,000
	TOTAL	**$40,672,000**	**$57,600,000**	**$86,400,000**

Key Assumptions

Flowers lbs/Pod	30
Wholesale $/lbs	$1,600